SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                October 18, 1999




                         PEEKSKILL FINANCIAL CORPORATION
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             (Exact name of Registrant as specified in its Charter)




          Delaware                   0-27178                13-3858258
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       (State or other       (Commission File No.)      (IRS Employer
        jurisdiction of                                  Identification
        incorporation)                                   Number)




         1019 Park Street, Peekskill, New York                    10566
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              (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (914) 737-2777
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                                       N/A
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          (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------

     On October 18, 1999, the Registrant issued the attached press release announcing its first quarter results.


Item 7.  Financial Statements and Exhibits
------------------------------------------

         (a)      Exhibits

                  99.1      Press release, dated October 18, 1999.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          PEEKSKILL FINANCIAL CORPORATION




Date:  October 18, 1999                    By: /s/ Eldorus Maynard
      -------------------                     --------------------------------
                                              Eldorus Maynard, Chairman and
                                               Chief Executive Officer

                                                                    EXHIBIT 99.1

DATE:     October 18, 1999

CONTACT:  Eldorus Maynard, Chairman & CEO

PHONE:    914-737-2777

FOR IMMEDIATE RELEASE

                    PEEKSKILL FINANCIAL CORPORATION ANNOUNCES
                              FIRST QUARTER RESULTS

Peekskill, New York - Peekskill Financial Corporation ("Company"), the holding company for First Federal Savings Bank ("Bank"), today announced net income of $397,000, or $0.25 per diluted share, for the quarter ended September 30, 1999, compared to net income of $456,000, or $0.18 per diluted share, for the same period last year. Basic earnings per share amounts were $0.26 and $0.18 for the quarters ended September 30, 1999 and 1998, respectively. The $59,000 decrease in net income was caused primarily by a $177,000 decrease in net interest income, partially offset by a $117,000 decrease in income tax expense. The increase in both diluted and basic earnings per share is due to a decrease in the number of common shares outstanding.

The Company also announced that the Board of Directors has declared a quarterly cash dividend of $0.09 per share, payable November 29, 1999 to holders of record as of November 12, 1999.

Net interest income decreased $177,000 in the current quarter compared to the quarter ended September 30, 1998. Interest and dividend income remained constant at $3.4 million for the quarters ended September 30, 1999 and 1998. Average interest-earning assets increased $6.4 million, offset by a decrease of 21 basis points in the average yield. Interest expense increased $177,000 to $1.9 million for the quarter ended September 30, 1999 compared to the same quarter last year. This increase was due primarily to a $22.1 million increase in average interest-bearing liabilities partially offset by a 14 basis point decrease in the average cost.

The Bank had loans on non-accrual status with principal balances totaling $655,000 and $698,000 at September 30, 1999 and June 30, 1999, respectively. One-to-four family mortgage loans past due more than 90 days but still accruing interest totaled $300,000 at September 30, 1999 and $432,000 at June 30, 1999. The Bank had no real estate owned at September 30, 1999 and June 30, 1999.

The provision for loan losses was $15,000 for the quarters ended September 30, 1999 and 1998. The allowance for loan losses was $757,000 or 79.3% of non-performing loans at September 30, 1999, compared to $742,000 or 65.7% of non-performing loans at June 30, 1999. There were no loan charge-offs or recoveries in the quarters ended September 30, 1999 and 1998. Management's ongoing evaluation of the adequacy of the allowance for loan losses is based on an assessment of local economic and real estate market conditions, loan portfolio growth and the level of non-performing loans.

Non-interest expense increased $7,000 for the quarter ended September 30, 1999 compared to the prior year quarter. The increase was caused primarily by increases of $10,000 in compensation and benefits, $11,000 in professional fees and $4,000 in computer service fees, partially offset by an $18,000 decrease in other non-interest expenses.

Income tax expense for the quarter ended September 30, 1999 decreased $117,000 compared to the same period last year. The decrease is due to a $176,000 decrease in pre-tax income and the establishment of a real estate investment trust ("REIT") in the fourth quarter of fiscal 1999. The Company's effective tax rate was 38.6% in the current quarter compared to 44.6% in the quarter ended September 30, 1998, primarily due to the effect of the REIT. The REIT is expected to continue to produce substantial tax savings and a lower effective tax rate for the Company.

Total assets at September 30, 1999 were $207.2 million compared to $206.9 million at June 30, 1999. The increase of $234,000 is primarily comprised of a $3.8 million increase in net loans, substantially offset by a $1.5 million decrease in total securities and a $2.1 million decrease in cash and cash equivalents. Depositor accounts at September 30, 1999 totaled $150.0 million, an increase of $1.3 million from June 30, 1999. Stockholders' equity decreased $801,000 from $27.4 million at June 30, 1999 to $26.6 million at September 30, 1999. The decrease in stockholders' equity is due primarily to treasury stock purchases of $957,000 and dividends paid of $145,000, partially offset by net income of $397,000. Book value increased from $14.49 at June 30, 1999 to $14.59 at September 30, 1999.

The Company's stock is traded on the NASDAQ National Market System under the symbol "PEEK".

                                    * * * * *

Forward-Looking Statements

         The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 1999. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for subsequent periods are subject to greater uncertainty because of the likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements. The Company's forward-looking statements speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

         In addition to those factors previously disclosed by the Company and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products; actions of competitors; changes in local and national economic conditions; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; the extent and timing of legislative and regulatory actions and reforms; and Year 2000 related costs and issues substantially different from those now anticipated.

PEEKSKILL FINANCIAL CORPORATION
SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except per share amounts)


                                             September 30, June 30,
                                                 1999        1999
Selected Financial Condition Data:
Total assets                                  $207,166     $206,932
Loans, net                                      67,249       63,436
Securities:
   Held-to-maturity                            117,914      119,122
   Available-for-sale                           15,388       15,673
Cash and cash equivalents                        2,011        4,157
Depositor accounts                             150,013      148,693
Securities repurchase agreements and
   other borrowings                             28,000       28,000
Stockholders' equity                            26,550       27,351

Non-performing loans                          $    955     $  1,130

Book value per share                            $14.59       $14.49
Equity as a percent of total assets              12.82%       13.22%


                                             For the three months
                                              ended September 30,
                                                1999       1998
Selected Operating Data:
Interest and dividend income                   $3,355     $3,355
Interest expense                                1,872      1,695
                                               ------     ------
Net interest income                             1,483      1,660
Provision for loan losses                          15         15
Non-interest income                                71         63
Non-interest expense                              892        885
                                               ------     ------
Income before income tax expense                  647        823
Income tax expense                                250        367
                                               ------     ------
Net income                                     $  397     $  456
                                               ======     ======

Earnings per share:
   Basic                                        $0.26      $0.18
   Diluted                                      $0.25      $0.18

Return on average assets                         0.76%      0.91%
Return on average equity                         5.78%      4.23%